Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr.	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND AND INCREASES STOCK
REPURCHASE PROGRAM

JEFFERSON, La.—(BUSINESS WIRE)—September 15, 2011—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared its regular quarterly cash dividend of $0.035 per share. The dividend is payable on October 26, 2011 to holders of record of Class A and Class B Common Stock as of the close of business on October 12, 2011.
Also today, the Company announced that its Board of Directors has increased the Company’s $100 million stock repurchase program by $25 million to $125 million. This increases the Company’s current capacity under its stock repurchase program to $51.7 million.
The Company has approximately 89.6 million common shares outstanding, of which approximately 86 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 218 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.